Exhibit 99.1

Rent-Way Reports Fiscal 2006 First Quarter Financial Results

First Quarter Rental Business Revenues Up 1.7%; Opens 5 New Stores

          ERIE, Pa., Feb. 2 /PRNewswire-FirstCall/ -- Rent-Way, Inc. (NYSE: RWY) today reported financial results for its fiscal 2006 first quarter ended December 31, 2005.

          For the quarter, the company reported revenues of $127.9 million versus $126.3 million in the same quarter last year.  Revenues from the company’s core rental business (which excludes the company’s dPi Teleconnect unit) were $124.0 million versus $121.9 million in the same quarter last year, an increase of 1.7%.  Same store rental business revenues decreased 2.4% versus last year’s quarter.  Operating income in the quarter was $7.4 million, down from $11.2 million in the same period last year.  Net income was $0.6 million versus net income of $1.0 million in the first quarter last year. Net income allocable to common stockholders was $0.03 million compared with $0.5 million in the 2005 first quarter. Net income was positively impacted by a $1.7 million adjustment in the 2006 quarter and negatively impacted by a $2.2 million adjustment in the 2005 quarter related to the conversion feature of the company’s preferred stock. The positive adjustment in the 2006 quarter is reversed in the calculation of net income per diluted share, resulting in a net loss per share of $(0.04) compared with net income per diluted share of $0.02 in last year’s quarter.

          The financial results discussed in this release reflect the company’s previously disclosed changes in lease accounting and revenue recognition.

          “We experienced strong growth in potential weekly rental revenue in the fiscal 2006 first quarter, which we believe signals a recovery from the difficult business conditions we faced last summer and early fall,” stated William Short, Rent-Way’s President.  “As a result of those difficult conditions, we began the fiscal year with fewer agreements on rent, which resulted in our first quarter of negative same store revenues in more than two years.  Our team has worked hard to regain the momentum we lost and we believe our strong performance in the first quarter bodes well for our business the rest of the year. We are forecasting 2006 full year rental business revenues in the range of $515 - $525 million, operating income in the range of $44 - $48 million, and EBITDA in the range of $58 - $62 million.  We expect our same store revenues to turn positive in the second quarter, and remain positive for the balance of the fiscal year,” concluded Mr. Short.

          During the quarter the Company opened five new stores, and acquired the rental agreements of another fourteen, which were merged into existing RentWay locations.

          The company ended the quarter with $41.0 million outstanding on its bank revolver, up from $28.0 million at the end of December 31, 2004.  The company reported EBITDA for the quarter of $11.1 million versus $15.7 million in the same quarter last year.  EBITDA as defined by the company is operating income plus depreciation of property and equipment and amortization of intangibles.  The company believes EBITDA provides investors useful information regarding its ability to service its debt and generate cash for other purposes, including for capital expenditures and working capital.  The company reported net cash used in operations for the quarter of $10.6 million versus $17.1 million in the same quarter last year.

          Reconciliations of the non-GAAP measures mentioned above to the nearest comparable GAAP measures are presented in the chart of supplemental information accompanying this release.

          Rent-Way is the one of the largest operators of rental-purchase stores in the United States.  Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 791 stores in 34 states.

RENT-WAY, INC.
SELECTED BALANCE SHEET DATA
(all dollars in thousands)

	December 31, 2005	September 30, 2005

	(unaudited)
Cash and cash equivalents	$10,246	$6,439
Prepaid expenses	4,573	7,962
Rental merchandise, net	224,256	194,178
Total Assets	493,394	460,485
Accounts payable	35,973	23,744
Debt	243,414	221,313
Total Liabilities	358,644	324,322
Shareholders’ Equity	118,341	118,234

RENT-WAY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(all dollars in thousands except per share data)

	For the three months ended December 31,

	2005		2004

			Restated
Revenues:
Rental revenue	$107,233	83.9%	$105,942	83.9%
Prepaid phone service revenue	4,040	3.2%	4,561	3.6%
Other revenues	16,583	13.0%	15,794	12.5%
Total Revenues	127,856	100.0%	126,297	100.0%
Costs and operating expenses:
Depreciation and amortization:
Rental merchandise	33,643	26.3%	32,516	25.7%
Property and equipment	3,571	2.8%	4,511	3.6%
Amortization of intangibles	185	0.1%	28	0.0%
Cost of prepaid phone service	2,536	2.0%	2,906	2.3%
Salaries and wages	36,635	28.7%	34,819	27.6%
Advertising, net	5,954	4.7%	5,353	4.2%
Occupancy	9,935	7.8%	9,060	7.2%
Other operating expenses	28,023	21.9%	25,942	20.5%
Total costs and operating expenses	120,482	94.2%	115,135	91.2%
Operating income	7,374	5.8%	11,162	8.8%
Other income (expense):
Interest expense	(6,974)	-5.5%	(7,067)	-5.6%
Interest income	21	0.0%	6	0.0%
Amortization of deferred financing costs	(318)	-0.2%	(280)	-0.2%
Other income (expense), net	1,915	1.5%	(1,264)	-1.0%
Income before income taxes and discontinued operations	2,018	1.6%	2,557	2.0%
Income tax expense	1,388	1.1%	1,395	1.1%
Income before discontinued operations	630	0.5%	1,162	0.9%
Loss from discontinued operations	(23)	0.0%	(128)	-0.1%
Net income	$607	0.5%	$1,034	0.8%
Preferred stock dividend and accretion of preferred stock	(579)	-0.5%	(535)	-0.4%
Net income allocable to common shareholders	$28	0.0%	$499	0.4%
Earnings (loss) per common share:
Basic earnings (loss) per common share
Income (loss) before discontinued operations	$0.02		$0.04
Net income (loss) allocable to common shareholders	$—		$0.02
Diluted earnings (loss) per common share
Income (loss) before discontinued operations	$(0.04)		$0.04
Net income (loss) allocable to common shareholders	$(0.04)		$0.02
Weighted average common shares outstanding:
Basic	26,381		26,244
Diluted	29,789		26,244

Calculation of EBITDA and Reconciliation of Net Cash Used in Operations to EBITDA For the Three Months Ended December 31, 2005 and 2004 (all dollars in thousands)

	Three Months Ended

	12/31/05	12/31/04

	(unaudited)	(unaudited)
		Restated
Calculation of EBITDA
Operating income	$7,374	$11,162
Depreciation - property and equipment	3,571	4,511
Amortization of intangibles	185	28
EBITDA	$11,130	$15,701

Reconciliation of Net Cash Used in Operations to EBITDA

	Three Months Ended

	12/31/05	12/31/04

	(unaudited)	(unaudited)
		Restated
Net cash used in operating activities	$(10,561)	$(17,050)
Net cash used in discontinued operations	23	128
Adjustments to reconcile net income to net cash used in operating activities	(37,635)	(40,689)
Changes in assets and liabilities	48,780	58,645
Depreciation - property and equipment	3,571	4,511
Amortization of intangibles	185	28
Interest expense	6,974	7,067
Interest income	(21)	(6)
Amortization of deferred financing costs	318	280
Other income	(1,915)	1,264
Income taxes	1,388	1,395
Loss from discontinued operations	23	128
EBITDA	$11,130	$15,701

SOURCE  Rent-Way, Inc.
          -0-                                        02/02/2006
          /CONTACT:  Bill Short  of Rent-Way, +1-814-455-5378 /
          /First Call Analyst: /
          /FCMN Contact:  dspeterson@rentway.com /
          /Web site:  http://www.rentway.com /
          (RWY)